Exhibit 3.33

STATE of DELAWARE

LIMITED LIABILITY COMPANY

CERTIFICATE of FORMATION

First: The name of the limited liability company is Laguna Big Horn, LLC.

Second: The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street in the City of Wilmington.

The name of its Registered Agent at such address is The Corporation Trust Company.

In Witness Whereof, the undersigned have executed this Certificate of Formation of Laguna Big Horn, LLC this 16th day of March, 2004.

BY: Robert N. Goodman, Authorized Person

State of Delaware

Secretary of State

Division of Corporations

Delivered 07:14 PM 03/16/2004

FILED 06:11 PM 03/16/2004

SRV 040195867 - 3777682 FILE

NB1:622469.1